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                                                                   EXHIBIT 4.30




          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.


                              GRUBB & ELLIS COMPANY

                              AMENDED AND RESTATED
                   REVOLVING CREDIT NOTE DUE NOVEMBER 1, 1999



No. AR-1                                              Amended and Restated as of
$5,000,000                                                      November 1, 1994


          FOR VALUE RECEIVED, the undersigned, Grubb & Ellis Company (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to The Prudential Insurance Company of America ("Prudential"), or registered assigns (the "Payee"), the principal sum of FIVE MILLION DOLLARS ($5,000,000) or so much as is advanced by the Payee hereunder and outstanding, on November 1, 1999, with interest (computed on the basis of a 360-day year and actual number of days elapsed)
(a) on the unpaid principal balance thereof at the interest rate set forth more fully in the Senior Note, Subordinated Note and Revolving Credit Note Agreement, dated as of November 2, 1992, between the Company and The Prudential Insurance Company of America (as amended from time to time, herein called the "Agreement") payable on each Rate Reset Date (as defined in the Agreement), until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal and, to the extent permitted by applicable law, any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) the LIBOR Rate (as defined in the Agreement) plus 3.5% and (ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its prime rate.

          Payments of principal and interest are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.






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          This Note is issued pursuant to the Agreement and is subject thereto and entitled to the benefits thereof. As provided in the Agreement, this Note is subject to prepayment, in whole or from time to time in part, without premium.

          This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

          In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

          This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such state.

          The Company agrees in accordance with the Agreement to pay, and save the holder hereof harmless against any liability for, any expenses arising in connection with the enforcement by the holder hereof of any of its rights under this Note or the Agreement.

          This Note amends and restates that certain Revolving Credit Note Due December 31, 1994 dated January 29, 1993 issued by the Company to Prudential and is made in substitution and not in payment thereof. This Note is not intended as and shall not be deemed to constitute a novation.

                                            GRUBB & ELLIS COMPANY


                                            By   /s/  Robert J. Hanlon, Jr.
                                               --------------------------
                                               Name:  Robert J. Hanlon, Jr.
                                               Title: Senior Vice President and
                                                      Chief Financial Officer


                                      -2-
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                                   SCHEDULE I

                          REVOLVING LOANS AND PAYMENTS


          Amount of              Amount of              Unpaid Principal
Date      Revolving Loan      Principal Repaid               Balance
- - ----      --------------      ----------------               -------
















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